                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT is entered into as of this 3rd day of December, 2001, by and between Red Bell Brewing Company ("Red Bell" or the "Manager") and Red Bell Brewery & Pub Company - Manayunk, Inc. ("RB-Manayunk" or the "Owner") and Manayunk Ventures, Inc ("Parent").

                                    RECITALS

         A. Owner is constructing and developing a restaurant and brew pub (the "Business") at 4421 Main Street, Philadelphia, PA, (the "Premises") in the Manayunk section of Philadelphia, which Premises are leased.

         B. Owner obtained, on August 14, 2001, financing in the amount of $150,000 from Manayunk-Ventures, Inc. of which $106,000 was advanced, to fund the construction and equipping of the Business at the Premises.

         C. Red Bell also obtained financing from CDB Finance Corporation ("CDB Finance") in support of the development of the RB-Manayunk's Business.

         D. The parties hereto, along with the two Lenders (Manayunk-Ventures and CDB Finance) previously entered into a Management Agreement, on August 14, 2001, which this Agreement is intended to amend, modify and extend.

         E. Contemporaneously herewith, Red Bell, RB-Manayunk and
Manayunk-Ventures are entering into a Stock Transfer Agreement, for the transfer of the stock of RB-Manayunk (the "Stock Transfer Agreement").

         F. Owner desires to retain Red Bell to oversee completion of the construction of the Business on the Premises, and once construction has been completed, to retain Red Bell to manage and operate the Business pursuant to the terms of this Agreement, and Red Bell desires to provide such services.

         G. Red Bell and RB-Manayunk seek to enable RB-Manayunk to obtain additional financing from Manayunk-Ventures in the amount of $170,000 to complete the construction and equipping of the Business at the Premises.

         H. Red Bell will, as of the date hereof, own the trademark for "Red Bell" beer (the "Mark"), and related intellectual property, and RB-Manayunk seeks to be licensed to use said mark and related intellectual property, and seeks to operate the Business under the name "Red Bell Brewery & Pub."

         Now Therefore, in consideration of the foregoing Recitals and the mutual covenants and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as set forth below.

                              TERMS AND CONDITIONS

1.       Appointment of Manager.

         1.1 The Owner hereby appoints the Manager as the managing agent for the Business, and hereby authorizes the Manager to exercise such powers with respect to the Business as may be necessary for the performance of the Manager's obligations under section 3 , and the Manager accepts such appointment on the terms and conditions hereinafter set forth for a term as provided in section 1.2.

         1.2. The term of this Agreement shall be for one hundred and twenty
(120) months, unless terminated under the termination provisions of section 8 of this Agreement. Thereafter, this Agreement shall continue in force on a month to month basis. During this month to month period, this Agreement may be terminated at the election of the Owner upon thirty (30) days' written notice to the Manager, and it may be terminated at the election of the Manager upon sixty (60) days' written notice to the Owner.

         1.3. The Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein. None of the provisions of this Agreement are intended to create nor shall they be deemed or construed to create any relationship between the parties other than that set forth explicitly herein.

2.       Licensing Rights.

         2.1. Red Bell grants to RB-Manayunk and Parent a nonexclusive license, limited to use of the Mark as trademark at the Premises and in connection with the Business, together with the rights to use the name "Red Bell Brewery & Pub", to produce and sell beer products based on Red Bell's recipes and formulas, and to advertise the Business making use of the Mark and related designs and labels.

         2.2. The term of this license granted to RB-Manayunk and Parent shall be for the period within which the management terms of this Agreement remain in force, plus an additional 18 months after the termination of such management.

         2.3. RB-Manayunk agrees to operate the Business under the name "Red Bell Brewery & Pub", during the term within which this Agreement remains in force.

         2.4. RB-Manayunk and Parent acknowledges that the specific, unique and distinct recipes or formulas of Red Bell for beer products that are maintained as trade secrets by Red Bell and are being furnished to RB-Manayunk and Parent hereunder are confidential and proprietary to Red Bell, and it agrees not to share such information with any third party without the permission of Red Bell.

         2.5. The Manager hereby covenants and agrees to indemnify and hold harmless Owner and Parent from and against any and all loss, liability damage or expense (including, but not limited to, reasonable attorney's fees incident thereto) arising out of, or resulting from, any third party claims, lawsuits, actions, or demands upon or against Owner or Parent in connection with or caused by Red Bell Brewing Company or any implied association between Owner, Parent and the Manager.

3.       Manager's Duties.

3.1. The Manager, on behalf of the Owner, shall manage, operate and develop the Business, in conformity with and in implementation of the Owner's policies, and the scope of Manager's authority shall be limited to said policies. The Manager agrees to use its best efforts in the management and operations of the Business, and in connection therewith, Manager shall:

         (a) At the expense of the Owner, select, recruit, employ, training, supervise, direct and discharge all employees and/or independent contractors necessary for the operation and maintenance of the Business, in number and at wages not in excess of those shown on Exhibit "A" attached hereto; and use reasonable care in the selection and supervision of such employees. All persons employed in connection with the operation and maintenance of the Business shall be employees of the Owner, to be paid through the Paychex system or similar system approved by Owner.

         (b) At the expense of the Owner, purchase all food, beverages and other supplies and materials, keep the Business and Premises in a clean and presentable condition, make necessary repairs, and do all decorating and landscaping, all as necessary for the proper operation of the Business or for the fulfillment of the Owner' s obligations under its Lease of the Premises, or for compliance with all governmental and insurance requirements; provided, however, that the Manager shall not make any purchase or contract for any work, the cost of which shall exceed the amounts set forth in Exhibit "A", without obtaining in each instance, the prior written approval of the Owner. The cost of any services contracted for by Manager shall be at competitive rates.

         (c) Maintain high quality standards of food, beverage, service, cleanliness, decor, and such other areas of operation and presentation as are required for a successful upscale urban brew pub.

         (d) Comply with the requirements of the Owner's Lease of the Premises, except for the payment of rent.

         (e) Receive and collect payments from customers and all other monies payable to the Owner by all customers, patrons and other persons in connection with the Business, and deposit the same promptly in the bank named in Exhibit "A" (the "Bank") in an account for RB-Manayunk, which account shall be used exclusively for such funds. The only signatories upon such bank account shall be Owner representatives Marvin J. Klein and David Bernstein.

         (f) Operate the Business on a cash and "C.O.D." basis. Except for utilities and certain taxes, as identified by Owner, Manager shall, in conjunction with Owner, use its best efforts to ensure that no costs or expenses incurred by the Business shall remain unpaid any later than by the tenth (10th) calendar day of the month succeeding that in which such cost or expense was incurred.

         (g) Notify the Owner of any major complaints made by a customer, and notify the Owner promptly (together with copies of supporting documentation) of: any notice of violation of any governmental requirements; any defect in the Premises; and any fire or other damage to the Premises; in the case of any serious fire or other serious damage to the Premises, also immediately provide telephone notice thereof to the Owner's general insurance carrier, so that an insurance adjuster can view any damage before repair as are started.

         (h) Notify the Owner and its general liability insurance carrier promptly of any personal injury or property damage occurring to or claimed by any person on or with respect to the Premises and promptly forward to the carrier, with copies to the Owner, any legal documents served upon the Manager relating to actual or alleged potential liability of the Owner, the Manager or the Premises.

         (i) Undertake to do any other reasonable acts which are necessary for the success of the Business and are consistent with this Agreement.

         3.2. The Manager agrees to prepare and promptly deliver to Owner weekly and monthly financial reports relating to the management and operation of the Business, in QuickBooks (computer) format, including all original transaction documents (vendor and supplier statements, receipts, deposit slips, and the like). Each weekly report shall be submitted on or before the third business day following the week being reported upon. Each monthly report for the preceding calendar month shall be submitted on or before the fifth business day of each month. The manager agrees to keep proper records with respect to the management and operation of the Business, and the Owner shall have the right to inspect such records and audit the reports required hereunder.

         3.3. The Manager shall ensure such control over financial transactions as is reasonably required to protect the Owner's assets from loss or diminution due to error, negligence or willful misconduct on the part of manager's associates or employees. Losses caused by any such error or activity shall be borne by the Manager.

         3.4. That Manager shall prepare and submit to the Owner the proposed operating and capital budget for the promotion, operation, repair, and maintenance of the Business for the forthcoming six-month period, no later than 15 days before the construction of the restaurant and brew pub has been completed, and for each six-month period while this agreement remains in effect. Such budgets shall be prepared on both an accrual basis and a cash basis.

         After approval of each such budget by the Owner, the Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of operating the Business shall not exceed said approved budget.

         3.5. Manager agrees, for itself and all persons retain or employed by Manager in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner hereto for or hereinafter disclosed to Manager.

         3.6. Manager shall not, without prior written permission of Owner:
         (a)  Take, sell, transfer or exchange the assets of the Business;
         (b)  Incur indebtedness or liens on behalf of the Business; or
         (c) Take, transfer, or exchange any funds from any account of the Business
         (d) Negotiate with any creditor on behalf of Owner, or arrange any payment terms with any creditor on behalf of Owner. Owner shall be fully entitled to any discounts or rebates obtained by Manager in its operation of the Business.

         3.7. Manager agrees to perform fully its obligations to Manayunk-Ventures under the Stock Purchase Agreement being executed contemporaneously herewith, including but limited to its covenants to transfer to Manayunk-Ventures all the stock in RB-Manayunk, and to transfer to RB-Manayunk, within 90 days of the execution of these agreements, 500,000 shares of the common stock of Red Bell Brewing Company.

4.  Owner's and Parents Duties.

         4.1. Owner and Parent shall apply for and hold the licenses and permits necessary for the operation of the Business.

         4.2. Owner and Parent shall cause to be prepared and filed all necessary tax returns for the Business.

         4.3. Owner and Parent shall maintain a second bank account which shall be available for use by the Manager in the day-to-day activities of the Business, which shall be known as a "manager's account." The checking account will be used by the Manager for the payment of approved expenses. Both the Manager and representatives of the Owner shall be signatories upon the manager's account. The available funds in this account shall not exceed $2,000.

         4.4. Owner and Parent shall cause to be paid, from the Gross Receipts of the Business, all bills, expenses, taxes, and other obligations of the Business which it has expressly approved and authorized, in accordance herewith, and which have not been paid by Manager through the "manager's account." Notwithstanding the foregoing, once the Business has opened, if at any time the accumulated indebtedness of the Business for current expenses, obligations, claims, and other current liabilities are in an amount $12,000.00 or more in excess of the then-current cash receipts of the Business, then all such current liabilities in excess of $12,000.00 shall be paid by Manager within 3 business days.

         4.5. Owner and Parent shall pay the sum of $214,000 for the completion of construction and commencement for opening the Business on a "Time is of the essence" basis within 10 days of any validity received bill receipt or vendor invoice, but as reflected in accordance with the previously submitted and approved budget.

5. Payments and Distributions.

The gross revenues, receipts, and proceeds of the Business shall be applied by the parties in accordance with the following schedule of priorities for payments and distributions, on a monthly basis. No payments shall be made to a junior category until the senior category has been paid in full:

         A . All direct past and present debts of the Business, including, but not limited to payroll, taxes, rent, utilities, insurance, suppliers and vendors, but not including any fees of the Manager.

         B. Shall contribute an amount sufficient to ensure that $10,000 cash working capital is maintained in the principal Business account.

         C. Shall contribute an amount sufficient to ensure that $2,000 cash working capital is maintained in the Manager's checking account.

         D. Any shortfalls in payment of any previous month's allocation in categories A, B., and C. above, as well as allocable payments in categories F.,
G. and H., below (payments to Manayunk- Ventures, to CDB Finance and Red Bell).

         E. N/A

         F. $9,250 per month payable to Parent, both as parent of Owner and as lender to Owner under the August 14 Note and its addendum's, plus its taxes, professional fees and reasonable administrative expenses. If and when this obligation or indebtness has been satisfied and except for ongoing taxes, professional fees and reasonable administrative and overhead expenses then this payment shall become payable to CDB Finance which shall reduce Parents and Red Bells obligations.(see section 6.2 below).

         G. $3,750 per month payable to CDB Finance, based upon the continuing obligations of Patents as guarantor of the Red Bell indebtedness to CDB Finance. If and when this outstanding obligation or indebtedness to CDB Finance has been satisfied, then this payment of $3,750 shall cease.

         H. Five (5) percent of gross sales, minus sales taxes, per month payable to Manager for management fees under this Agreement, as set forth in section 6 below. Such payments are to be made only to the extent that actual cash revenues are sufficient to enable their payment, so long as actual cash revenues are not sufficient to enable their payment then such obligations are not owed.

         Notwithstanding the foregoing, all rights of Manager to receive payment under this section are forfeited in the event that a revocation or termination occurs pursuant to sections 7 or 8, below.

         I. Such remaining excess, if any, of cash revenues during each calendar year after full payment of commitments in priority categories A through H, and other capital requirements of the Business, shall be distributed as profits 50/50 between Manager and Owner.

         6.Management Fees; Purchasing Rights.

         6.1. Owner agrees to pay the Manager fees, on a monthly basis, in the amount of five (5) percent of gross sales, minus sales taxes, subject to the availability of cash funds after the prior payment of higher categories of payment as set forth in section 5. Said fees shall be payable monthly on the 15th day of each calendar month based on receipts from the preceding calendar month, or on the 10th day after delivery by the Manager of the required financial reports for the preceding month, whichever comes later.

         6.2. For a period of 36 months from the date of this Agreement, and on the conditions that the restaurant and brew pub timely opens for business and that this Agreement remains in force thereafter, Manager shall have the exclusive rights to purchase the Business from Owner. Within that period, the purchase price shall be the sum of the outstanding amounts owed under (a) that Promissory Note and Security Agreement by Red Bell in favor of CDB Finance Corporation ("CDB Finance") dated April 27, 2001, as restated and supplemented on October 1, 2001, in the principal amount of $245,323.00 (the "October 1 Note"); (b) that restated Promissory Note and Security Agreement by Red Bell in favor of CDB Finance dated August 23, 2001, in the principal amount of $239,600.00 (the "August 23 Note"); (c) that restated Promissory Note and Security Agreement by red Bell in favor of CDB Finance dated August 5, 2001, in the principal amount of $63,100.00 (the "August 5 Note") and (d) that Promissory Note and Security Agreement by RB-Manayunk in favor of Manayunk Ventures, Inc. Finance Corp. dated August 14, 2001, in the principal amount of $150,000 (the "August 14 Note") (collectively, together any subsequent addenda or modifications of them, the "Notes"), together with all accrued and unpaid interest owed under the Notes.

         6.3. After the expiration of the Manager's 36-month exclusive period for purchasing the Business, and provided the Agreement remains in force, the Manager shall then have, for the succeeding 12 months, a right of first refusal in the event that Owner seeks a buyer for the Business.

7. Construction of the Business.

         7.1. Manager shall supervise for Owner the completion of the construction of the Business at the Premises, based on its previously submitted plans.

         7.2. Manager represents and warrants that the full construction and equipping of the Business in finished form, so that it is ready to open to customers for business, will be completed within 90 days of the date of this Agreement, with the costs for all remaining work and supplies to be for an amount not greater than $214,000.

         7.3. Owner and Parent agrees to provide for funding for amounts necessary to complete the construction and equipping of the Business, up to but not in excess of $214,000. Such funding shall be applied through payments directly to the contractors, vendors and suppliers as needed.

         7.4. Manager agrees and warrants that, in the event that any additional funds are required to complete the construction of the Business, Manager shall be required to advance and pay for any and all such additional sums needed for completion. If any such overage is not paid immediately, the Owner or Parent shall, advance such additional sums and thereafter withhold fees otherwise payable to the Manager hereunder until such sums have been recouped by Owner, with annual interest at a rate of 18 %, compounded daily.

         7.5. In the event that Manager fails to bring about the opening of the Business, ready to serve customers, within 90 days of the date of this Agreement, and provided that such failure is not the result of a failure by Owner or Parent to furnish funding as set forth in section 7.3, nor the result of any failure of any governmental authority to grant the necessary licenses for the Business to operate, then this Agreement shall be deemed null and void ab initio.

8. Default and Termination.

         8.1. It shall be an Event of Default under this Agreement on the part of the Manager if:

                  8.1.1.   The Manager shall default under section 3.1(e),
                           section 3.6, or section 3.8 hereof;

                  8.1.2. The Manager shall default in any material respect in performing any of its other obligations under sections 2, 3.1(f), 3.2, 3.3, 3.7, 4.4 or 7 of this
                           Agreement, and such default shall not be cured within thirty (30) days after written notice thereof is given by the Owner to the Manager If an Event of Default by the Manager shall occur, the Owner shall have the right to terminate this Agreement by written notice given to the Manager, and upon the giving of such notice this Agreement and the term hereof shall terminate without any obligation on the part of the Owner to make any payments to the Manager hereunder except as herein provided;

                  8.1.3. An assignment or transfer of this Agreement by Manager is made or attempted, as described in section 9.1;

                  8.1.4. Owner's lease of the Premises at 4421 Main Street, Philadelphia, PA shall be canceled, terminated or otherwise lost due to the action of the Manager;

                  8.1.5. The Manager fails to produce gross earnings of $8,700 per month for three (3) consecutive calendar months, excluding the first three calendar months commencing with the month in which the Business is opened;

                  8.1.6. The Manager fails to produce gross earnings of $26,100 per quarter of a fiscal year for two consecutive quarters, excluding the initial quarter within which the Business is opened;

                  8.1.7. The Manager fails to produce gross earnings of $104,100 per year for the first consecutive 12-month period, $115,000 per year for the second consecutive 12 month period, $125,000 for each of the third, fourth and fifth consecutive 12 month periods, then $135,000 per each 12 month consecutive period, thereafter.

                  8.1.8. The Manager has been found by a count of law to have engaged in criminal or financial impropriety.

         8.2. If an Event of Default under this Agreement on the part of the Manager as set forth in section 8.1 occurs, an immediate termination and revocation of this Agreement shall be deemed to have occurred, without any obligation on the part of the Owner to make any payments to the Manager except as were earned up to the date of the default.

         8.3. It shall be an Event of Default under this Agreement on the part of the Owner if the Owner shall default in any material respect in performing any of its obligations under this Agreement, and such default shall not be cured within twenty (20) days after written notice thereof is given by the Manager to the Owner. If an Event of Default by the Owner shall occur, the Manager shall have the right to terminate this Agreement by written notice given to the Owner, and upon the giving of such notice this Agreement and the term hereof shall terminate.

         8.4. Upon the expiration or earlier termination of this Agreement, the Manager shall forthwith surrender and deliver to the Owner the Premises, and shall make delivery to the Owner the following: a) a final accounting, reflecting the balance of income from and expenses at the Business as at the date of expiration or termination of this Agreement; b) any revenues, receipts, or other funds of the Owner held by Manager with respect to the Business; and c) all records, contracts, leases, receipts, paid and unpaid bills, bank statements, and all other records, papers, documents, and computer documents or files which relate to the Business or the Premises; all such information and documents being property of the Owner.

9. Assignments.

         9.1. This Agreement has been entered into by the Owner on the basis, inter alia, of the special expertise of the Manager and its President, James R. Bell. The Manager may not assign or transfer its rights or delegate its duties under this Agreement without prior written approval of the Owner, which approval may be withheld at the Owner's sole discretion. Any in James Bell's position as President of Manager, or change in James Bell's responsibilities for Manager, shall be considered an assignment and governed by this section.

         9.2. In the event of a sale or transfer of the Business, the Owner shall have the obligation to assign this Agreement and its rights and obligations hereunder to any person or entity to whom or which the Owner sells or transfers the Business. Upon such assignment, the Owner shall be relieved of its obligations under this Agreement which accrue from the date of such assignment, provided that the assignee shall assume the obligations of the Owner under this Agreement and shall agree to perform and be bound by all of the terms and provisions hereof, effective from and after the date of such assignment.

10. Notices. All notices and communications under this Agreement shall be in writing and delivered to the following addresses, unless such party furnishes the other party with substitute notice information:

                  If to Manager:

                  Red Bell Brewing Company
                  3100 Jefferson Street
                  Philadelphia, PA  19121
                  Attention: James R. Bell

                  If to Owner and Parent:

                  Manayunk Ventures, Inc.
                  Red Bell Brewery & Pub Company, Inc.
                  The Pavilion, Suite 516
                  261 Old York Road
                  Jenkintown, PA 19046
                  Attention: Marvin J. Klein



11. Miscellaneous.

         11.1. This Agreement shall have no effect on other existing agreements between the parties hereto, or any related parties.

         11.2. Owner acknowledges that Manager is not a guarantor of the financial success of the Business, and that the management of the Business by Manager may not result in its financial success.

12. Disputes. This Agreement and the rights and obligations hereunder shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. The venue of any action or proceeding brought by either party against the other arising out of this Agreement shall be in the Commonwealth of Pennsylvania.

13. Amendment and Waiver. This Agreement may be amended, modified or altered only by a written instrument signed by both parties. The waiver by a party of any single term or condition shall not be considered a waiver as to the entire Agreement.

14. Severability. If any term or provision of this Agreement or the application of that term or provision to any person or circumstance is held to be illegal, invalid, or otherwise unenforceable, then at the option of the parties jointly, the remainder of this Agreement shall not be affected thereby.

15. Headings. The headings of the sections of this Agreement are inserted for reference purposes only, and are not intended to affect the interpretation of this Agreement.

16. Judicial Proceedings. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party, on or with respect to this Agreement or any of the other agreements between the parties, or the dealings of the parties with respect hereto, or thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Further, each party waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. THE MANAGER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE OWNER WOULD NOT EXTEND FINANCING AS SET FORTH HEREIN IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

17. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were on the same instrument and the signature of a party on any one counterpart shall be considered that party's signature to all the counterparts hereof, whereupon the terms hereof shall become binding upon and inure to the benefit of the party who is signatory to any of the counterparts hereof and on the respective successors and assigns of each of the signatories hereto and thereto.

18. Entire Agreement. This Agreement represents the entire understanding between the parties as to the subject matter of this Agreement. This agreement may only be modified by both parties in writing.

         WHEREFORE, upon the foregoing terms and conditions, the parties enter into this Agreement as of the date set forth above.


Red Bell Brewing Company                       Red Bell Brewery & Pub Company -
                                               Manayunk, Inc.

By: /s/ James R. Bell                          By: /s/ James R. Bell
    -----------------------------                  -----------------------------
    James R. Bell,                             Name:  James R. Bell
    President                                  Title: President


By: /s/ James Cancro                           Attest: /s/ James Cancro
    -----------------------------              ---------------------------------
    James Cancro,                              Name:
    Director                                   Title:

                                               Manaynuk Ventures, Inc.

Attest: /s/ Michael Farrell                    By: /s/ Marvin J. Klein
        -------------------------              ---------------------------------
        Michael Farrell, Esq.,                 Name:  Marvin J. Klein
        General Counsel                        Title: President

/s/ James R. Bell
---------------------------------
James R. Bell, Individually

Sworn and subscribed
before me this 3rd day
of December, 2001

/s/ Deana Fonseca
------------------------------
Notary Public


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